UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): August 12, 2008

Flotek Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2930 W. Sam Houston Pkwy N., Suite 300 Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 849-9911

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(d)

On August 12, 2008, the Board of Directors (the “Board”) of Flotek Industries, Inc. (“Flotek” or the “Company”) increased the number of directors on the Board from six to seven and elected Mr. Kevin McMahon to serve as a director of the Board. In addition, the Board has appointed Mr. McMahon to serve as the Chairman of the Audit Committee.

Mr. McMahon has been a director of Epic Energy Resources, Inc. (“Epic”) since July 2007. Mr. McMahon is Epic’s financial expert and serves as the Chairman of the Audit Committee. Since May 2006, Mr. McMahon has been Senior Vice President of Internal Audit and Sarbanes Oxley Compliance for Calpine Corp. From September 2005 until May 2006, Mr. McMahon was the Vice President and General Auditor for Exide Technologies. From March 1997 to August 2005, he held various positions, including Vice President of Internal Audit Services, for HCA, Inc. Mr. McMahon has over 19 years experience in banking, public accounting, healthcare, manufacturing and energy/power generation. Mr. McMahon holds a BS in Accounting from the State University of New York and an MBA from Palm Beach Atlantic University, and he is a Certified Internal Auditor.

Mr. McMahon will receive an annual Board retainer of $30,000, paid monthly, and an annual retainer of $20,000 to serve as the Company’s Audit Committee Chairman. Additionally, Mr. McMahon will receive an attendance fee of $2,000 for each Board meeting attended and an attendance fee of $1,000 for each committee meeting attended.

There are no related party transactions between Mr. McMahon and the Company, or with management, and there are no arrangements or understandings between Mr. McMahon with respect to his appointment, except for normal Board compensation as disclosed.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated August 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.

Date: August 14, 2008	By:	/s/ Jerry D. Dumas, Sr.

Jerry D. Dumas, Sr.
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 14, 2008